                                                               EXHIBIT 3

                             STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT (this "Agreement") dated as of May 4, 2000 among ShopKo Stores, Inc., a Wisconsin corporation, SKO Holdings, Inc. a Delaware corporation and a wholly owned subsidiary of ShopKo Stores, Inc. (collectively, "Holder"), Merck & Co., Inc., a New Jersey corporation ("Parent"), and PV Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"). Parent, Merger Sub and ProVantage Health Services, Inc., a Delaware corporation (the "Company"), propose to enter into a Merger Agreement (the "Merger Agreement") on the date of this Agreement providing for the making of a tender offer by Merger Sub (the "Offer") for shares of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock"), at a purchase price of $12.25 per share, and a subsequent merger (the "Merger") between the Company and the Merger Sub.

     Holder owns the number of shares of Company Common Stock (the "Shares") or options to purchase Company Common Stock (the "Stock Options" and collectively, with the Shares, the "Optioned Securities"), or has the right to vote the number of Shares or other securities (the "Voting Securities"), listed on Schedule 1. Parent and the Merger Sub have required, as a condition to entering into the Merger Agreement, that the Holder enter into this Agreement. The Holder believes that it is in the best interest of the Company and its stockholders to induce Parent and the Merger Sub to enter into the Merger Agreement and, therefore, the Holder is willing to enter into this Agreement.

     Accordingly, in consideration of the mutual covenants and agreements set forth herein and in consideration of $1.00 and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   The Option.  Subject to the terms of this Agreement, Holder hereby
          ----------
grants the Merger Sub an irrevocable option (the "Option") to purchase all, and not less than all, of the Optioned Securities of Holder at the price of $12.25 per share (or such higher price as may be paid pursuant to the Offer), payable in cash, without interest. The obligation to pay the exercise price for the Option shall be a joint and several obligation of Parent and Merger Sub.

     2.   Exercise of the Option; Term.
          ----------------------------

          (a) On the terms and subject to the conditions of this Agreement, the Merger Sub may exercise the Option at any time after the date on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the exercise of the Option have expired or been terminated by written notice to Holder specifying a date and time for the closing not later than thirty

(30) business days from the date of such notice (which date and time may be two business days after the delivery of such notice) and after the Offer has expired or been terminated; provided, however, that the Option may not be exercised after it has expired in accordance with the terms hereof.

          (b) The Option shall expire on the earliest of:

               (1) the purchase of the Optioned Securities by the Merger Sub pursuant to the Offer;

               (2) the Effective Time (as defined in the Merger Agreement);

               (3) the termination of the Merger Agreement:

                    (A) pursuant to the mutual consent of the Company and Parent pursuant to Section 7.01(a) of the Merger Agreement;

                    (B) pursuant to Section 7.01(b) of the Merger Agreement (regarding failure of the Offer to be consummated by December 31, 2000);

                    (C) pursuant to Section 7.01(c) of the Merger Agreement (regarding illegality or prohibition of the Offer or the Merger);

                    (D) pursuant to Section 7.01(d) of the Merger Agreement (regarding a Superior Proposal);

                    (E) pursuant to Section 7.01(e) of the Merger Agreement (regarding termination by Parent on the happening of certain events); or

               (4) thirty (30) days after termination or expiration of the Offer

(such earliest date being referred to in this Agreement as the "Expiration
Date").

          (c) If the Company receives an Acquisition Proposal (as defined in the Merger Agreement) which the Company in good faith, after compliance with Section
5.02 of the Merger Agreement, believes is a Superior Proposal (as defined in the Merger Agreement) and gives written notice to Parent of such Superior Proposal in compliance with Section 5.02 of the Merger Agreement, Parent and Merger Sub will not exercise the Option (if it is then exercisable) for a period commencing on the date of such written notice and ending on the first to occur of: (1) one business day after the Company can properly terminate the Merger Agreement pursuant to Section 7.01(d), (2) written notice to Parent and Merger Sub from the Company that such Superior Proposal is not being pursued, which notice shall be provided by the Company to Parent and Merger Sub in writing promptly upon any such determination, and (3) the date on which the Company receives a written and binding offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal (such period is referred to herein as the "Review Period").

          (d) Merger Sub and Parent agree that if Merger Sub exercises the Option and the Merger Agreement remains in full force and effect (i) the Shares purchased by Merger Sub pursuant to the Option shall be treated for purposes of the Merger Agreement and the Offer as if such Shares were purchased by Merger Sub in the Offer and (ii) Parent and Merger Sub will ensure that the transactions contemplated by the Merger Agreement (including the Offer and the Merger) are consummated. Merger Sub and Parent further agree that if Merger Sub exercises the Option and the Merger Agreement is not in full force and effect
(i) Parent and Merger Sub will cause the Merger Agreement to again become in full force and effect (or to cause a merger agreement containing the same economic terms to become in force and effect) and (ii) Parent and Merger Sub will ensure that the transactions contemplated by the Merger Agreement (or any replacement merger agreement), including the Offer and the Merger, are fully consummated.

     3.   Closing.  At the closing:
          -------

          (a) against delivery of the Optioned Securities, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, Parent shall cause the Merger Sub to make payment to Holder of the aggregate price for Holder's Optioned Securities by wire transfer of immediately available funds; and

          (b) Holder shall deliver to the Merger Sub a duly executed certificate or certificates representing the number of Optioned Securities purchased from Holder, together with transfer powers endorsed in blank relating to such certificates and, if requested by the Merger Sub, an irrevocable proxy duly executed by Holder, authorizing such persons as the Merger Sub shall designate to act for Holder as his lawful agents, attorneys and proxies, with full power of substitution, to vote in such manner as each such agent, attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act with respect to the Optioned Securities at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company's stockholders or otherwise, and revoking any prior proxies granted by Holder with respect to the Holder's Optioned Securities.

     Notwithstanding any provision of this Agreement to the contrary, the Holder shall validly tender its Shares pursuant to the Offer and shall not withdraw such Shares prior to the expiration of the Offer, and its obligation to sell any Optioned Securities shall be satisfied, solely with respect to the Shares so tendered, upon the purchase of such Shares by the Merger Sub pursuant to the Offer.

          4. Covenants of the Holder.
             -----------------------

          (a) During the period from the date of this Agreement until the Expiration Date, except in accordance with the provisions of this Agreement, Holder agrees that it will not:

               (i) sell, sell short, transfer, pledge, hypothecate, assign or otherwise dispose of, or enter into any contract, option, hedging arrangement or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, assignment or other disposition of, any Optioned Securities or Voting Securities;

               (ii) deposit any Optioned Securities or Voting Securities into a voting trust, or grant any proxies or enter into a voting agreement with respect to any Optioned Securities or Voting Securities; or

               (iii) except for actions permitted by Section 5.02 of the Merger Agreement, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement) or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Acquisition Proposal, or agree to or endorse any Acquisition Proposal.

          (b) Any additional shares of Company Common Stock, warrants, options or other securities or rights exercisable for, exchangeable for or convertible into shares of Company Common Stock (collectively, "Equity Securities") acquired by Holder will become subject to this Agreement and shall, for all purposes of this Agreement, be considered Optioned Securities or Voting Securities, as the case may be.

          (c) Holder agrees not to engage in any action or omit to take any action which would have the effect of preventing or disabling Holder from delivering its Optioned Securities to the Merger Sub or otherwise performing its obligations under this Agreement. To the extent that any Optioned Securities (other than Company Common Stock) may not be assigned by Holder to the Merger Sub without exercising, exchanging or converting such Optioned Securities for or into Company Common Stock, Holder agrees to exercise, exchange or convert such Optioned Securities for or into Company Common Stock prior to the closing of the purchase of such Optioned Securities upon exercise of the Option.

     5.   Representations and Warranties of Holder.  Holder represents and
          ----------------------------------------
warrants to Parent and the Merger Sub as follows:

          (a) (i) Holder is the record or beneficial owner of the Optioned Securities, or has the right to vote the Voting Securities, listed on
     Schedule 1, (ii) such Optioned Securities or Voting Securities are the only Equity Securities owned of record or beneficially by Holder or in which Holder has any interest or which Holder has the right to vote, as the case may be, and (iii) Holder does not have any option or other right to acquire any other Equity Securities;

          (b) Holder has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by Holder will not require the consent of any other person and will not constitute a violation of, conflict with or result in a default under (i) any contract, understanding or arrangement to which Holder is a party or by which Holder is bound, (ii) any judgment, decree or order applicable to Holder, or (iii) any law, rule or regulation of any governmental body applicable to Holder; and this Agreement constitutes a valid and binding agreement on the part of Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

          (c) any Shares included in the Optioned Securities owned by Holder have been validly issued and are fully paid and nonassessable (except as otherwise provided by Wisconsin law) and any shares of Company Common Stock issuable upon exercise, exchange or conversion of any other Equity Securities, when issued and upon payment of the exercise price therefor, will be validly issued, fully paid and nonassessable (except as otherwise provided by Wisconsin law);

          (d) the Optioned Securities owned by Holder are now, and at all times during the term of this Agreement will be, held by Holder free and clear of all adverse claims, liens, encumbrances and security interests, and none of the Optioned Securities or Voting Securities are subject to any voting trust or other agreement or arrangement (except as created by this Agreement) with respect to the voting or disposition of the Optioned Securities or Voting Securities; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements (except for this Agreement) relating to, such Optioned Securities or Voting Securities; and

          (e) upon purchase of the Optioned Securities owned by Holder, the Merger Sub will obtain good and marketable title to such Optioned Securities, free and clear of all adverse claims, liens, encumbrances and security interests (except any created by the Merger Sub).

     6.   Representations and Warranties of Parent and the Merger Sub.  Each of
          -----------------------------------------------------------
Parent and the Merger Sub hereby represents and warrants to Holder that: it is a corporation duly formed under the laws of the states of their respective incorporations; it has all requisite corporate power and authority to enter into and perform all its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; this Agreement has been duly executed and delivered by it; and this Agreement constitutes a valid and binding agreement on its part, enforceable in accordance with its terms, subject to applicable bankruptcy insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     7.   Voting of Equity Securities.  Holder hereby agrees that, from the date
          ---------------------------
hereof until the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, it shall (a) vote all Voting Securities of Holder in favor of the Merger; (b) not vote any Voting Securities in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all Voting Securities of Holder against any action or agreement which would impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to: (i) any Acquisition Proposal (other than the Offer and the Merger) involving the Company or any of its subsidiaries; (ii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Merger Sub; (iii) any material change in the present capitalization or dividend policy of the Company; or (iv) any other material change in the Company's corporate structure or business. Holder hereby irrevocably (except as set forth below) appoints designees of Merger Sub, the attorneys, agents and proxies, with full power of substitution, for the undersigned and in the name, place and stead of the Holder to vote in such manner as such attorneys, agents and proxies or their substitutes shall in their sole discretion deem proper and otherwise act, including the execution of written consents, with respect to all Voting Securities of the Company which the Holder is or may be entitled to vote at any meeting of the Company with a record date after the date hereof, whether annual or special and whether or not an adjourned meeting, or in respect of which the Holder is or may be entitled to act by written consent. This proxy is coupled with an interest and shall be irrevocable (except as set forth below) and binding on any successor in interest of the Holder. This proxy shall operate to revoke any prior proxy as to Voting Securities heretofore granted by the Holder other than any proxy provided with respect to the Company's currently scheduled annual meeting with respect to the agenda items disclosed on the Company's April 19, 2000 Proxy Statement. Such proxy shall terminate upon the termination of this Agreement. The obligations of this Section 7 shall not apply to Holder during any Review Period and Holder may revoke this Proxy during any such Review Period as long as Holder reinstates such proxy promptly upon expiration of such Review Period (unless the Company accepts a Superior Proposal, in which case the proxy shall terminate).

     8.   Adjustments.  In the event of any increase or decrease or other change
          -----------
in the Optioned Securities by reason of stock dividends, split-up, recapitalizations, combinations, exchanges of shares or the like, the number of Optioned Securities and Voting Securities subject to this Agreement shall be adjusted appropriately.

     9.   Other Agreements.
          ----------------

          (a) As a condition to Parent's willingness to enter into the Merger Agreement, Holder shall, on the date hereof, enter into a letter, in the form attached hereto, with the Company, providing for certain changes in their existing contractual arrangements upon the consummation of the Merger (the "Side Letter"). Holder agrees that Parent is a third party beneficiary to the Side Letter and neither it nor the Company will terminate, amend or modify the Side Letter, or waive any of the provisions thereof, without the prior consent of Parent, which consent may be withheld for any reason or no reason.

          (b) Holder shall indemnify and hold harmless Parent and its affiliates (including the Company) against any liability arising by reason of the Company and any of its Subsidiaries (i) having been members of a "controlled group of corporations," under "common control" or members of an "affiliated service group" with Holder within the meaning of Sections 414(b), (c) or (m) of the Code, or having been required to be aggregated with Holder under Section 414(o) of the Code, or having been under "common control" with Holder, within the meaning of Section 4001(a)(14) if ERISA and (ii) having participated in employee benefit plans and programs of Holder prior to the Effective Time (for purpose of this clause (ii), regardless of whether clause (i) applies).

          (c) Holder agrees to indemnify and hold harmless Parent, Merger Sub, the Company, each of their affiliates and each officer, director and employee thereof from and against any liability, claim, loss, cost, or expense arising out of or related to any breach by the Company of the representation set forth in Section 4.21(b) of the Merger Agreement or the covenant of the Company set forth in Section 5.10(b) of the Merger Agreement.

          (d) Holder shall take all actions necessary to cause the covenants in Sections 5.10(b) and Section 7 of the Side Letter to be complied with.

     10.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the law of the State of Delaware without regard to its rules of conflict of laws.

     11.  Further Assurances.  Each party hereto shall perform such further acts
          ------------------
and execute such further documents as may reasonably be required to carry out the provisions of this Agreement, including, without limitation, using commercially reasonable efforts to obtain all necessary consents, approvals or waivers under the HSR Act. Without limiting the generality of the foregoing, the Holder, to the extent it "controls" the Company, according to the HSR Act and the rules and regulations promulgated by the Federal Trade Commission to implement the HSR Act, shall, to the extent required by the HSR Act, file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement and shall use commercially reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

     12.  Legend.  As soon as practicable after the execution of this Agreement,
          ------
the following legend shall be placed on the certificates representing the Optioned Securities:

          "The Securities represented by this certificate are subject to certain transfer and other restrictions contained in an Stockholder Agreement, dated as of May 4, 2000, among Merck & Co., Inc., P.V. Acquisition Corp. and ShopKo Stores, Inc."

     13.  Assignment.  This Agreement may not be assigned by any party hereto,
          ----------
except that the Merger Sub may assign its right to purchase the Optioned Securities to one or more of its affiliates.

     14.  Remedies.  The parties agree that legal remedies for breach of this
          --------
Agreement will be inadequate and that this Agreement may be enforced by Parent and the Merger Sub by injunctive or other equitable relief.

     15.  Notices.  All notices or other communications required or permitted
          -------
hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

     To Parent or the Merger Sub:

          Merck & Co., Inc.
          One Merck Drive
          P.O. Box 100 W53AB-05
          Whitehouse Station, NJ  08889
          Attention:  Celia A. Colbert
          Assistant General
          Counsel and Secretary

          Fax:  (908) 735-1246

     With a copy to:

          Fried, Frank, Harris, Shriver
           & Jacobson
          One New York Plaza
          New York, New York  10004
          Attention:  Gary P. Cooperstein, Esq.
          Facsimile:  (212) 859-4000

     To Holder:

          ShopKo Stores, Inc.
          700 Pilgrim Way
          Green Bay, Wisconsin  54307-9060
          Attention:  Richard D. Schepp
          Senior Vice President
          General Counsel, Secretary
          Facsimile:  (920) 429-5664

     With copies to:

          Godfrey & Kahn, S.C.
          780 North Water Street
          Milwaukee, Wisconsin  53202
          Attention:  Randall J. Erickson
          Facsimile:  (414) 273-5198

     16.  Severability.  If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     17.  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     18.  Binding Effect; Benefits.  This Agreement shall be binding upon the
          ------------------------
parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     IN WITNESS WHEREOF, the Holder, Parent and Merger Sub have entered into this Agreement as of the date first written above.

                              SHOPKO STORES, INC.


                              By: /s/  Richard D. Schepp
                                 ----------------------
                                 Name:  Richard D. Schepp
                                 Title: Senior Vice President, General
                                        Counsel/Secretary


                              MERCK & CO., INC.


                              By: /s/ Judy C. Lewent
                                 -------------------
                                 Name:  Judy C. Lewent
                                 Title: Senior Vice President and
                                        Chief Financial Officer


                              PV ACQUISITION CORP.


                              By: /s/ Judy C. Lewent
                                 -------------------
                                 Name:  Judy C. Lewent
                                 Title: President

                                   SCHEDULE 1
                                   ----------


Number                                 Number
of                                     of                                 Total
Shares                                 Stock Options                      Voting Securities
------                                 -------------                      -----------------
11,710,000                                  0                                 11,710,000


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